Exhibit 99.1

LookSmart Reports Third Quarter 2011 Results

SAN FRANCISCO, November 1, 2011—LookSmart, Ltd. (NASDAQ: LOOK), an online search advertising network solutions company, today announced financial results for the third quarter ended September 30, 2011.

Revenues for the third quarter of 2011 were $7.4 million, compared to $11.3 million in the third quarter of 2010 and $6.6 million in the second quarter of 2011. Revenues from the Company’s Advertiser Networks were $7.0 million in the third quarter of 2011, $10.4 million in the third quarter of 2010 and $6.3 million in the second quarter of 2011. Revenues from the Company’s Publisher Solutions were $0.3 million in the third quarter of 2011, $0.9 million in the third quarter of 2010 and $0.3 million in the second quarter of 2011.

Net loss for the third quarter of 2011 was $224 thousand, or ($0.01) per diluted share. This compares to net income for the third quarter of 2010 of $718 thousand, or $0.04 per diluted share. Net income for the second quarter of 2011 was $354 thousand, or $0.02 per diluted share, which includes $339 thousand in non-operating income from the closure of a Settlement Fund established in 2008 to cover a litigation matter. The Company determined that all settlements related to the Fund had been paid.

Commenting on the results, Dr. Jean-Yves Dexmier, Executive Chairman and Chief Executive Officer said, “While we achieved an increase in revenues, paid clicks and revenues per click over the prior quarter, our third quarter operating results were impacted by higher traffic costs stemming from our revenue mix and expenses related to the transition of our product engineering team from San Francisco to Kitchener, Ontario. We expect to successfully complete our engineering transition in the fourth quarter of 2011.”

Gross margin from continuing operations decreased to 43% in the third quarter of 2011 from 44% in the third quarter of 2010, and 48% in the second quarter of 2011. The year-over-year and quarter-over-quarter sequential decrease in margin was due primarily to revenue mix.

Total operating expenses in the third quarter of 2011 were $3.4 million, which includes $0.1 million of non-cash, share-based compensation charges. Operating expenses for the third quarter of 2010 were $4.3 million, which includes $0.2 million of non-cash, share-based compensation charges. Operating expenses for the second quarter of 2011 were $3.1 million, which includes $0.1 million of non-cash, share-based compensation.

Non-GAAP net loss (net income (loss) before discontinued operations and stock based compensation) for the third quarter of 2011 was $0.1 million compared to non-GAAP net income of $0.9 million in the third quarter of 2010. Non-GAAP net income (net income before discontinued operations and stock based compensation) for the second quarter of 2011 was $0.4 million.

An explanation of LookSmart’s use of non-GAAP financial measures, including the limitations of such measures relative to GAAP measures and reconciliation between GAAP and non-GAAP measures where appropriate, is included later in this release.

Capital expenditures, including capitalization of internally developed software, in the third quarter of 2011 were $0.2 million, compared to $0.3 million in the third quarter of 2010, and $0.2 million in the second quarter of 2011. Depreciation and amortization in the third quarter of 2011 was $0.6 million, compared to $0.7 million in the third quarter of 2010 and $0.7 million in the second quarter of 2011.

The Company ended the quarter with $25.6 million in cash, cash equivalents, and investments, compared to $26.9 million at December 31, 2010. The decrease in cash includes $0.9 million in restructuring charges.

Q3 2011 Key Metrics Performance

•	Total paid clicks for the third quarter of 2011 were 151 million, compared to 175 million for the third quarter of 2010 and 146 million for the second quarter of 2011.

•	Average Advertising Network RPC for the third quarter of 2011 was $0.047, compared to $0.059 in the third quarter of 2010 and $0.043 in the second quarter of 2011.

•	Traffic acquisition costs (TAC) for LookSmart’s Ad Networks decreased to 54% from 57% in the third quarter of 2010, and increased from 48% in the second quarter of 2011.

Conference Call

LookSmart will host a conference call today at 5:00 p.m. ET to discuss its third quarter 2011 financial results. Participating on the call will be Dr. Jean-Yves Dexmier, Executive Chairman and Chief Executive Officer and Bill O’Kelly, Senior Vice President Operations and Chief Financial Officer. To listen to the call from the US, dial 1-877-407-3982; from outside the US, dial 1-201-493-6780. A telephonic replay of the call will be available until November 15, 2011, 11:59 pm ET. To access the replay from the US, dial 1-877-870-5176 and enter passcode 382233; from outside the US, dial 1-858-384-5517 and enter passcode 382233. The call will also be available live by webcast on LookSmart’s Investor Relations website at http://investor.shareholder.com/looksmart/.

About LookSmart, Ltd.

LookSmart is an online search advertising network solutions company that provides performance solutions for online search advertisers and online publishers. LookSmart offers advertisers targeted, performance based search advertising via its Advertiser Networks; and an Ad Center platform for customizable private-label advertiser solutions for online publishers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

GAAP to Non-GAAP Reconciliation

We provide a reconciliation of GAAP net income (loss) to non-GAAP net income (loss) below:

	Three Months Ended
(000’s)	September 30, 2011 (unaudited)	June 30, 2011 (unaudited)	September 30, 2010 (unaudited)
GAAP Net income (loss)*	$(224)	$354	$718
Add: Stock based compensation from continuing operations	98	90	222
Subtract: Income from discontinued operations	—	—	(89)

Non-GAAP net income (loss)	$(126)	$444	$851

*	Net income for the three months ended June 30, 2011 includes $339 thousand in non-operating income from the closure of a Settlement Fund.

Use of Non-GAAP Measures

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. LookSmart provides “non-GAAP net income (loss),” which is a non-GAAP financial measure. Non-GAAP net income (loss) consists of net income (loss) before (a) income from discontinued operations; (b) share-based compensation expense; and (c) restructuring charges.

The Company believes this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that the Company believes, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provides useful information regarding factors and trends affecting the Company’s business and results of operations.

For the non-GAAP financial measure non-GAAP net income (loss), the adjustment provides management with information about LookSmart’s operating performance that enables comparison of its operating financial results in different reporting periods. Additionally, our management uses non-GAAP net income (loss) as a supplemental measure in the evaluation of our business, and believes that non-GAAP net income (loss) provides visibility into our ability to meet our future capital expenditures and working capital requirements.

This non-GAAP financial measure is used in addition to, and in conjunction with, results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company’s consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, in particular stock based compensation expense, and exclusion of these items from the Company’s non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our engineering team transition to Ontario in the fourth quarter. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that our transition is delayed for any reason. Additional risks that could cause actual results to differ materially from those projected are discussed in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

NOTE: “LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

SOURCE: LookSmart, Ltd.

Bill O’Kelly, Senior Vice President Operations and Chief Financial Officer

415-348-7208

bo’kelly@looksmart.net

ICR, Inc.

John Mills, Senior Managing Director

310-954-1100

john.mills@icrinc.com

LOOKSMART, LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,941	$22,119
Short-term investments	6,156	3,250

Total cash, cash equivalents and short-term investments	22,097	25,369
Trade accounts receivable, net	3,044	3,267
Prepaid expenses and other current assets	794	680

Total current assets	25,935	29,316
Long-term investments	3,462	1,577
Property and equipment, net	2,185	3,082
Capitalized software and other assets, net	1,306	1,750

Total assets	$32,888	$35,725

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,864	$2,503
Accrued liabilities	1,648	2,615
Deferred revenue and customer deposits	1,002	1,004
Current portion of capital lease obligations	679	1,048

Total current liabilities	5,193	7,170
Capital lease and other obligations, net of current portion	390	902

Total liabilities	5,583	8,072

Commitments and contingencies	—	—
Stockholders’ equity:
Common stock	17	17
Additional paid-in capital	262,097	261,740
Accumulated other comprehensive income (loss)	(39)	1
Accumulated deficit	(234,770)	(234,105)

Total stockholders’ equity	27,305	27,653

Total liabilities and stockholders’ equity	$32,888	$35,725

LOOKSMART, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue	$7,356	$11,275	$22,350	$37,578
Cost of revenue	4,187	6,324	12,281	22,885

Gross profit	3,169	4,951	10,069	14,693

Operating expenses:
Sales and marketing	566	954	1,768	3,383
Product development and technical operations	1,767	1,812	4,911	5,804
General and administrative	1,065	1,546	3,492	4,907
Restructuring charge	—	—	889	—

Total operating expenses	3,398	4,312	11,060	14,094

Income (loss) from operations	(229)	639	(991)	599

Interest income	21	17	68	50
Interest expense	(11)	(34)	(64)	(117)
Other income (expense), net	(1)	7	325	59

Income (loss) from continuing operations before income taxes	(220)	629	(662)	591
Income tax expense	(4)	—	(3)	(5)

Income (loss) from continuing operations	(224)	629	(665)	586
Income from discontinued operations, net of tax	—	89	—	267

Net income (loss)	$(224)	$718	$(665)	$853

Net income (loss) per share—Basic and Diluted
Income (loss) from continuing operations	$(0.01)	$0.04	$(0.04)	$0.03
Income from discontinued operations, net of tax	—	—	—	0.02

Net income (loss) per share—Basic and Diluted	$(0.01)	$0.04	$(0.04)	$0.05

Weighted average shares outstanding used in computing basic net income (loss) per share	17,284	17,192	17,265	17,165

Weighted average shares outstanding used in computing diluted net income (loss) per share	17,284	17,261	17,265	17,195